Exhibit 3(i)

[Wyoming logo]	Ed Murray Wyoming Secretary of State 2020 Carey Avenue, Suite 700 Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: Business@wyo.gov	Ed Murray, WY Secretary of State FILED: 04/28/2016 03:34 PM ID: 2016-000713177

Foreign Profit Corporation

Articles of Domestication

Pursuant to W.S. 17-16-1801 the undersigned hereby applies for a Certificate of Domestication.

1. Corporation name:

    Cancer Capital Corp.

2. Incorporated under the laws of:       Nevada

  (State of formation)

3. Date of incorporation:       04/11/1997

     (mm/dd/yyyy)

4. Period of duration:         Perpetual

(This is referring to the length of time the corporation intends to exist and not the length of time it has been in existence. The most common term used is “perpetual.”)

5. Mailing address of the corporation:

    2157 Lincoln Street

    Salt Lake City, Utah 84106

6. Principal office address:

    2157 Lincoln Street

    Salt Lake City, Utah 84106

7. Name and physical address of its registered agent:

(The registered agent may be an individual resident in Wyoming or a domestic or foreign business entity authorized to transact business in Wyoming. The registered agent must have a physical address in Wyoming. If the registered office includes a suite number, it must be included in the registered office address. A Drop Box is not acceptable. A PO Box is acceptable if listed in addition to a physical address.)

Name:	AAA Corporate Services, Inc.

Address:	1620 Central Avenue, Suite 202
Cheyenne, WY 82001-4575
(If mail is received at a Post Office Box, please list above in addition to the physical address.)

8. Purpose or purposes of the corporation which it proposes to pursue in the transaction of business in Wyoming:

    Any and all legal and lawful purposes

9. Names and usual business addresses of its current officers and directors:

Office	Name	Address

President	John Peters	2157 Lincoln Street, Salt Lake City, UT 84106

Vice President

Secretary	Michelle Peters	2157 Lincoln Street, Salt Lake City, UT 84106

Treasurer	Michelle Peters	2157 Lincoln Street, Salt Lake City, UT 84106

Director	John Peters	2157 Lincoln Street, Salt Lake City, UT 84

Director	Michelle Peters	2157 Lincoln Street, Salt Lake City, UT 84106

Director

10. Aggregate number of shares or other ownership units which it has the authority to issue.

(Itemize by classes, par value of shares, shares without par value and series, if any, within a class.)

      20,000,000 common shares

11. Aggregate number of issued shares or other ownership units.

(Itemize by classes, par value of shares, shares without par value and series, if any, within a class.)

      6,150,000 common shares

12. The corporation accepts the constitution of the state of Wyoming in compliance with the requirement of Article 10, Section 5 of the Wyoming Constitution.

Signature: /s/ John Peters	Date:	4/21/2016
(mm/dd/yyyy)

Print Name: John Peters

Title: President	Contact Person: April Erickson

Daytime Phone Number: (801) 323-2395	Email: quoyahh@hotmail.com
(Email provided will receive annual report reminders and filing evidence)
*May list multiple email addresses

REQUIRED ATTACHMENTS TO INCLUDE WITH THE FILING:

A certified copy of its original articles of organization and all amendments currently certified within the last six (6) months by the proper officer of the state of formation.

The completed application must be accompanied by an original certificate of existence/good standing, dated not more than thirty (30) days prior to filing in Wyoming, duly authenticated by the Secretary of
State or other official having custody of corporation records in the state of formation.